Exhibit 10.1

March 4, 2013

RLH Corporate Office

Executive Officers’ Variable Pay Plan

Effective January 1, 2013

Plan Overview

Effective Date of Plan	Begins January 1, 2013 and ends December 31, 2013

Criteria for Measurement	Measured results in EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) determine each eligible associate’s bonus. Full target payout will only be accrued and paid if the company achieves 100% of Target EBITDA (as adjusted for acquisitions, dispositions, major transactions and bonus accruals, and as approved by the Board) and all bank covenants are met. Adjustments to EBITDA will only be considered and approved after the end of the year.

Date of Eligibility	Associates become eligible immediately after hire or transfer into an eligible position.

Earnings Potential	Varies by position. A target and a maximum bonus percentage (percentage of base pay) has been established for each position. Based on achievement of specific results, associates may exceed the target payment and receive a higher percentage through a pool-sharing model, up to 200% of Target Bonus Amount.

Frequency of Payments	The Plan is based on annual measurements of results. Payments will be made to associates as soon as administratively possible following the end of the bonus period.

Participant Eligibility	President & CEO and Executive Vice Presidents. Eligible associates must be employed at the time of payout to receive the incentive payout.

PLAN DOCUMENT

Executive Officers’ Variable Pay Plan

Effective January 1, 2013

This RLH Executive Officers’ Variable Pay Plan (“the Plan”) applies to the President & CEO and Executive Vice Presidents, not including the Executive Vice President, Brand Development. The purpose of the Plan is to reward eligible associates for achievement of certain targeted levels of EBITDA. Measurement of results occurs at the end of each calendar year once financial results have been finalized with earnings paid as soon as administratively possible thereafter.

Effective Date

All provisions of the Plan are effective for calendar year 2013. This Plan supersedes all previous bonus plans in existence and past written or verbal communication to any associate regarding the terms of any bonus plan.

Eligibility

In addition to associates in bonus-eligible positions, an associate becomes eligible immediately upon commencement (hire, promotion, or transfer) into a bonus-eligible position. Any bonus earned upon commencement into a bonus-eligible position through the end of 2013 will be prorated based upon the number of days in the position, except that any bonus earned by the EVP, General Counsel will not be prorated.

Notwithstanding the above, to be eligible to receive any bonus payment, the associate must be employed by RLH at the time of payout.

Targets and Maximums:

Each position that is eligible to participate in the Plan has a Target Bonus and a Maximum Bonus:

Targets:

•	President & CEO – 60%

•	EVPs – 40%

Maximums:

•	All eligible positions within this Plan have a Maximum Bonus potential of 200% of Target Bonus.

The percentage earned for the achievement of goals in each category will be applied to the participant’s base salary earned for the period January 1, 2013 through December 31, 2013.

Explanation of Core Criteria:

Criteria for the 2013 Executive Officers’ Variable Pay Plan is EBITDA – Earnings Before Interest, Taxes, Depreciation and Amortization. The actual EBITDA dollars for the period will be compared to the Target EBITDA dollars for the same period. Target EBITDA is defined as that which is adjusted for acquisitions, dispositions, major transactions and bonus accruals, and as approved by the Board of Directors. Adjustments to EBITDA will only be considered and approved after the end of the year.

In addition to the requirements and criteria noted within this document, the bonuses are not accrued or paid if doing so would create a debt covenant violation.

The various EBITDA targets and their accompanying payouts are as follows:

At Budgeted EBITDA:	No payout
At Cliff EBITDA:	5% of Target Bonus

For every $3 earned in EBITDA beyond the Cliff EBITDA, $1 will go into a pool. The pool will then, subject to the Maximum Bonus limit, be distributed amongst all eligible participants, including participants that have met the requirements under this Plan, the Corporate Office Officers’ Plan and the Corporate Office Directors & Managers’ Plan. The weighting by position is based on a position’s maximum bonus as a percent of the total of maximum bonuses of all other eligible participants.

Using a Target Bonus of 40% on a base salary of $200,000 as the example:

At Budgeted EBITDA:	No payout
At Cliff EBITDA:	$4,000 payout (5% of Target Bonus)
At Target EBITDA:	$80,000 payout (40% of $200,000)

Between Cliff EBITDA and Target EBITDA, a straightline payout will occur from 5% of Target Bonus to Full Target Bonus:

For every $3 earned in EBITDA beyond the Target EBITDA, $1 will go into a pool. The pool will then be distributed amongst all eligible participants up to their Maximum Bonus potential, including participants that have met the requirements under this Plan, the Corporate Office Officers’ Plan and the Corporate Office Directors &Managers’ Plan. The weighting by position is based on a position’s maximum bonus as a percent of the total of maximum bonuses of all other eligible participants.

Calculation, Approval & Payment of Bonuses

At the end of the period, calculation of the EBITDA will be subject to approval of the Compensation Committee. The Calculation and Payout of Named Executive Officer Bonuses will be subject to approval by the Compensation Committee.

Payments will be made to associates as soon as administratively possible following the end of 2013. It is anticipated that payouts will be approved at the February 2014 Board meeting and paid prior to March 15, 2014. Payments may be made in either cash or stock at the Company’s sole discretion.

Effect of Change in Employment Status/Termination

Transfers: An associate that transfers from a bonus-eligible position to another bonus-eligible position will receive pro-rated amounts for each position, based upon the criteria established for each position and will not have a waiting period to be eligible.

Leaves of Absences: To the extent an associate qualifies for an approved leave of absence, that associate’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, your bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full bonus calculation period.

Terminations: Participants must be employed at the time of payout of bonuses in order to be eligible for the payout. Any associate whose employment terminates prior to this date forfeits all rights to any bonus payment.

General Provisions

In situations where a bonus has been earned based on the plan criteria, the Compensation Committee may, based on the associate’s performance and at its discretion, choose to adjust the bonus to a range of 0% to 150% of the earned bonus.

Notwithstanding anything to the contrary in this policy, individual or company-wide bonus payments may be deferred, partially paid or withheld in their entirety at the sole discretion of RLH in consideration of the overall best interests of the company. RLH reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in or eligibility for the Plan does not create any entitlement to employment or continued employment and does not alter the at-will status of employees. This Plan will be governed and construed in accordance with the laws of the state of Washington.

4